EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nationwide Mutual Funds of our report dated December 19, 2019, relating to the financial statements and financial highlights, which appears in Nationwide Multi-Cap Portfolio’s Annual Report on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 19, 2020